Exhibit 10.1

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

October 5, 2014

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417

Attention:	Christopher Reidy
CFO and Executive VP of Administration

Project Griffin

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners” and together with Goldman Sachs and each Lender (as defined in Annex B) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs is authorized by Becton, Dickinson and Company (the “Borrower”) to act as lead arranger and bookrunner in connection with, (ii) Goldman Sachs is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) each Commitment Party commits to provide the financing for, certain transactions described herein, in each case on the terms set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that the Borrower through its wholly-owned subsidiary (“Merger Sub”) intends to acquire all of the outstanding equity interests (the “Acquisition”) of an entity previously identified to us and codenamed “Calgary” (the “Target”, and together with its subsidiaries, the “Acquired Business”) from the Target’s shareholders pursuant to an agreement and plan of merger (including the exhibits, schedules and all related documents, collectively the “Acquisition Agreement”) to be entered into by the Borrower, Merger Sub and the Target. You have also informed us that the Acquisition and related transaction fees and expenses will be financed from a combination of the following: (i) the issuance of common stock of the Borrower to the Target’s shareholders (the “Equity Consideration”), (ii) available cash of the Borrower and (iii) the issuance by the Borrower of gross proceeds of up to $9.1 billion of senior unsecured notes (the “Notes”) pursuant to one or more registered public offerings or Rule 144A and/or Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) or other private placements (collectively, the “Notes Offering”) or, in the event some or all of the Notes providing such amount of gross proceeds are not issued on or before the time the Acquisition is consummated, borrowings by the Borrower of loans (the “Bridge Loans”) under a senior unsecured 364-day bridge loan facility in an aggregate principal amount of $9.1 billion (the “Bridge Facility”), having the terms set forth on Annex B (the transactions referred to in this sentence are collectively referred to herein as the “Transactions”).

1.	Commitments; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as lead arranger and bookrunner (the “Arranger”) in connection with the Bridge Facility. Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as administrative agent (the “Administrative Agent”) for the Bridge Facility. Goldman Sachs is pleased to commit, severally and not jointly, to provide the Borrower $2.75 billion of the Bridge Facility, and GS Lending Partners is pleased to commit, severally and not jointly, to provide the Borrower $6.35 billion of the Bridge Facility, in each case, on the terms set forth in this Commitment Letter and the Fee Letter referred to below and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 2 below and Annex C; provided that, the aggregate commitment of the Commitment Parties hereunder for the Bridge Facility shall be automatically reduced on a pro rata basis (or allocated between any affiliated Commitment Parties as they and Goldman Sachs may otherwise determine) at any time on or after the date hereof and prior to the Closing Date as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex B hereto. Notwithstanding the foregoing, you may appoint additional co-agents, bookrunners and arrangers (“Additional Arrangers”) reasonably acceptable to Goldman Sachs having such titles and economics (commensurate with the commitments provided by each such Additional Arranger in accordance with Section 3 below), in each case, in accordance with the syndication plan for the Bridge Facility agreed to by the Borrower and Goldman Sachs prior to the date hereof (the “Syndication Plan”). Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.

2.	Conditions Precedent.

The Commitment Parties’ respective commitments and agreements are subject only to (i) the execution and delivery of appropriate definitive loan documents relating to the Bridge Facility including, without limitation, a bridge loan agreement (the “Bridge Loan Agreement”), opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to Goldman Sachs and you, (ii) the Borrower having engaged, not later than the date of the Borrower’s acceptance of this Commitment Letter, one or more investment and/or commercial banks satisfactory to Goldman Sachs and you (collectively, the “Financial Institution”) on terms and conditions satisfactory to Goldman Sachs and (iii) the conditions set forth in Annex C hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date are set forth in this Section 2 and in Annex C (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Loan Documents or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Parties (but only to the extent that the Borrower or Merger Sub has the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the

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“Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Bridge Facility will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 2 and in Annex C hereto are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth in this Section 2 or in Annex C). As used herein, “Specified Representations” means representations made by the Borrower referred to in Annex B relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of the Loan Documents; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Schedule I); no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; and the use of loan proceeds not violating OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws.

3.	Syndication.

Goldman Sachs intends and reserves the right to syndicate the Bridge Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs. The selection of the Lenders (a) from the date hereof until 30 days following the date hereof (the “Initial Syndication Period”), shall be made jointly by Goldman Sachs and the Borrower in accordance with the Syndication Plan and (b) following the Initial Syndication Period, if and for so long as a successful syndication (as defined in the Fee Letter) has not been achieved, shall be made by Goldman Sachs in consultation with the Borrower. Goldman Sachs will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender (including any Additional Arranger) and the acceptance of commitments, the amounts offered, the final commitment allocations and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letter; provided, that (x) during the Initial Syndication Period, all such determinations shall be made jointly by Goldman Sachs and the Borrower in accordance with the Syndication Plan and (y) following the Initial Syndication Period, such determinations shall be made by Goldman Sachs in consultation with the Borrower. The respective commitments of Goldman Sachs and GS Lending Partners hereunder with respect to the Bridge Facility shall be reduced on a pro rata basis (or allocated between them as they may otherwise determine; provided, that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties) dollar-for-dollar as and when commitments for the Bridge Facility are received from Lenders which have been selected pursuant to the syndication process set forth above (including the Additional Arrangers) to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to Goldman Sachs and you or (ii) party to the Bridge Loan Agreement as a “Lender” thereunder; provided further, however, with respect to any syndication of any portion of the commitments hereunder to a Lender to which the Borrower has not consented (such consent not to be unreasonably withheld, delayed or conditioned), the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder with respect to such portion of the commitments until the funding on the Closing Date has occurred. The Borrower agrees to use commercially reasonable efforts to ensure that Goldman Sachs’ syndication efforts benefit from the existing lending relationships of the Borrower and its subsidiaries and, to the extent practical and appropriate (and not in contravention of the Acquisition Agreement) of the Acquired Business. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (x) the termination of the syndication by Goldman Sachs, (y) the date a Successful Syndication (as defined in the Fee Letter) is achieved and (z) 60 days following the Closing Date (such earliest date, the “Syndication Date”), the Borrower will not, and the Borrower will use commercially reasonable efforts (to the extent not in

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contravention of the Acquisition Agreement) to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility or any debt security of the Borrower or any of its subsidiaries or of the Acquired Business that would reasonably be expected to materially impair the syndication of the Bridge Facility as determined by the Arranger, including any renewals or refinancings of any existing debt facility or debt security (other than (a) the Bridge Facility, (b) the Notes Offering, (c) any indebtedness permitted to remain outstanding or to be incurred by the Acquired Business after the date hereof but prior to the Closing Date under the Acquisition Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement; provided, that the aggregate commitments thereunder shall not be increased), (d) extensions, refinancings and renewals of the Existing Credit Agreement (as defined in Annex B) and other existing credit facilities (provided, that (x) the aggregate commitments thereunder shall not be increased and (y) any such extension, refinancing or renewal shall be coordinated and managed by Goldman Sachs on mutually agreeable terms), (e) commercial paper issuance and (f) ordinary course bilateral working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings), without the prior written consent of Goldman Sachs (such consent not to be unreasonably withheld, delayed or conditioned).

Until the Syndication Date, the Borrower agrees to cooperate with Goldman Sachs and agrees to use commercially reasonable efforts to cause the Acquired Business to cooperate with Goldman Sachs (but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement), in connection with (i) the preparation of one or more customary information packages for the Bridge Facility regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower deemed reasonably necessary by Goldman Sachs to complete the syndication of the Bridge Facility, (ii) using commercially reasonable efforts to obtain prior to the launch of general syndication updated ratings of the Borrower’s senior unsecured indebtedness from Moody’s Investor Services, Inc. (“Moody’s”), and from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), in each case taking into account the transactions contemplated hereby, (iii) the presentation of one or more customary information packages for the Bridge Facility acceptable in format and content reasonably acceptable to Goldman Sachs and the Borrower (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility and (iv) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders (and the use of commercially reasonable efforts to ensure direct contact between senior management and representatives, with appropriate seniority and expertise, of the Acquired Business with prospective Lenders (consistent with the terms of the Acquisition Agreement)) and participation of such persons in meetings at reasonable times and locations mutually agreed upon. The Borrower further agrees to afford Goldman Sachs a period of at least 30 consecutive days following the launch of the general syndication of the Bridge Facility to syndicate the Bridge Facility prior to the Closing Date; provided, that such period shall (x) exclude the period from and including November 26, 2014 through and including November 30, 2014 and (y) either conclude on or prior to December 19, 2014 or commence no earlier than January 5, 2015. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of the Bridge Facility, and notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents neither the commencement nor completion of the syndication of the Bridge Facility nor the obtainment of ratings shall constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter. It is also understood that the Borrower will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege or (ii) law, rule or regulation applicable to the Borrower, the Acquired Business or you and their respective affiliates or (iii)

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any obligation of confidentiality from a third party binding on you, the Acquired Business or your or their respective affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions, (y) you use commercially reasonable efforts to obtain a waiver of such confidentiality obligation and (z) you provide the Commitment Parties notice of such confidentiality obligation). The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein, that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Commitment Parties in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information regarding the Bridge Facility and Information provided by the Borrower, the Acquired Business or their respective representatives to any Commitment Party in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that neither the Commitment Parties nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform (except to the extent arising out of the gross negligence, bad faith or willful misconduct of a Commitment Party or the gross negligence, bad faith or willful misconduct of such Commitment Party’s controlled affiliates or any of its or their directors, officers, employees or partners, as determined in a final non-appealable decision of a court of competent jurisdiction; provided, however, that in no event will any party hereto or the Acquired Business or any of their respective affiliates have any liability for indirect, consequential, special or punitive damages other than as set forth in Annex A).

The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of Goldman Sachs, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Acquired Business, or their respective affiliates or securities. The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. It is understood that in connection with your assistance described above, you will provide a customary authorization letter to Goldman Sachs authorizing the distribution of the Information to prospective Lenders and containing a representation to the Commitment Parties, in the case of the public-side version, that such Information does not include material non-public information about the Borrower, the Acquired Business, or their respective affiliates or their respective securities (with respect to information about the Acquired Business and its affiliates, to the best of the Borrower’s knowledge). In addition, the Borrower will use commercially reasonable efforts to designate as such all Information provided to any Commitment Party by or on behalf of the Borrower or the Acquired Business which is suitable to make available to Public Lenders. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies Goldman Sachs in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective private Lenders): (a) drafts and final versions of the Bridge Loan Agreement and notes (if any); (b) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

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The parties hereto agree to negotiate in good faith and to use reasonable efforts to finalize, execute and deliver the Bridge Loan Agreement (initial drafts of which shall be prepared by counsel to the Arranger) as soon as practical following the date hereof.

4.	Information.

The Borrower represents and covenants that (i) all written or formally presented Information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Acquired Business or the Borrower to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided, that such representation and covenant with respect to the Acquired Business and its representatives is made to the best of the Borrower’s knowledge; and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business or the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower or Acquired Business’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect (to the best of your knowledge insofar as it applies to the information concerning the Acquired Business) if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to the Acquired Business, use commercially reasonably efforts to cause the Acquired Business to supplement), the Information and projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to the best of your knowledge insofar as it applies to information regarding the Acquired Business). In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

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5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part (i) to any of its affiliates (provided that, except in the case of a Commitment Party assigning its commitment to its affiliate which is also a Commitment Party, such assigning Commitment Party shall not be released from its portion of its commitment so assigned to the extent that such affiliate fails to fund the portion of the commitment so assigned to it on the Closing Date) and (ii) in the case of each of Goldman Sachs and GS Lending Partners, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a joinder agreement or other documentation reasonably satisfactory to Goldman Sachs, GS Lending Partners and the Borrower as provided for in Section 3 above, and upon any such assignment, each of Goldman Sachs and GS Lending Partners will be released from that portion of its commitments and agreements that has been so assigned. In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any other person without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s and its affiliates’ respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to the Acquired Business and its officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, employees, agents and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as

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required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (v) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, Notes or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vii) the information contained in Annex B, in any prospectus or other offering memorandum relating to the Notes, and (viii) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party will treat as confidential all information provided to it by or on behalf of the Borrower or the Acquired Business or any of your or its respective subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer to publicly such information without the Borrower’s prior written consent; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of Goldman Sachs or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as reasonably determined by the Commitment Parties; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility, (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in the Commitment Parties’ possession or is independently developed by the Commitment Parties or (j) for purposes of establishing a “due diligence” defense. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Loan Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

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8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with the Affiliated Parties’ policies to hold in confidence the affairs of their customers, the Affiliated Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers. Furthermore, you acknowledge that neither Affiliated Party nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or

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will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. As you know, Goldman, Sachs& Co. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. In addition, Goldman Sachs may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder. Goldman Sachs or its affiliates are, or may at any time be a lender one or more existing credit facilities of the Borrower and/or the Target (and/or of their respective subsidiaries) (in such capacity, an “Existing Lender”). The Borrower further acknowledges and agrees for itself and its subsidiaries that any such Existing Lender (a) will be acting for its own account as principal in connection with such existing credit facilities, (b) will be under no obligation or duty as a result of Goldman Sachs’ role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that each Existing Lender may be entitled to take or exercise in respect of such existing credit facilities and (c) may manage its exposure to such existing credit facilities without regard to Goldman Sachs’ role hereunder.

In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the termination of the Acquisition Agreement in accordance with its terms, (iii) the date on which the Bridge Loan Agreement has been executed and delivered by each of the parties thereto and all conditions precedent to the effectiveness thereof have been satisfied, and (iv) 11:59 p.m. (New York City time) on July 5, 2015 (the “Commitment Termination Date”) (provided, that, to the extent that the End Date (as defined in the Acquisition Agreement) is extended to October 5, 2015 in accordance with the terms of Section 10.01(b)(i) of the Acquisition

10

Agreement (in accordance with the terms thereof as in effect on the date hereof), the Commitment Termination Date shall, upon notice of such extension to the Arranger from the Borrower, be automatically extended to 11:59 p.m. (New York City time) on October 5, 2015).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement) and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred an Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations a party to the Acquisition Agreement (or its applicable affiliates) has the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware without giving effect to the principals of conflicts of law.

Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

11

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions precedent set forth in Section 2 hereof and Annex C.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together with the Fee Letter executed by you and a copy of the Acquisition Agreement executed by each of the parties thereto, prior to the earlier of (i) 11:59 p.m. (New York City time) on October 5, 2014 and (ii) the time of the public announcement by the Borrower of the Acquisition Agreement being entered into by the parties thereto, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned together with a copy of the executed Acquisition Agreement as described in the preceding sentence by such earlier time, this offer will terminate at such time. We look forward to working with you on this transaction.

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Authorized Signatory

Signature Page to Commitment Letter

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

BECTON, DICKINSON AND COMPANY

By:	/s/ Christopher Reidy
Name:	Christopher Reidy
Title:	CFO & Executive Vice President of Administration

Signature Page to Commitment Letter

ANNEX A

Project Griffin

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse such Commitment Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Party similarly situated taken as a whole). The Borrower also agrees to indemnify and hold such Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction (a) to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or its Related Commitment Party in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Loan Documents or (b) arising from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates or the Acquired Business. If for any reason the foregoing indemnification is unavailable to such Commitment Party or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, such Commitment Party, any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other

Annex A-1

equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Neither the Borrower nor any of its affiliates will be responsible or liable to the Commitment Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Annex A. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

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ANNEX B

Project Griffin

Summary of the Bridge Facility

Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Becton, Dickinson and Company (the “Borrower”).

Guarantor:	None; provided that if the Borrower provides a guaranty of any existing or hereinafter incurred indebtedness of the Target (the “Target Indebtedness”), the Target shall also guaranty the Bridge Facility (the “Guaranty”). The Guaranty shall be automatically released at such time as both (i) the Borrower shall no longer guarantee the Target Indebtedness and (ii) the Target does not guarantee other indebtedness of the Borrower.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used (i) to fund, in part, the Acquisition and (ii) to pay fees and expenses related to the Transactions.

Lead Arranger and Bookrunner:	Goldman Sachs Bank USA (“Goldman Sachs”, in its capacities as Lead Arranger and Bookrunner, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs, GS Lending Partners and/or other financial institutions selected in accordance with Section 3 of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	$9.1 billion in aggregate principal amount of senior unsecured bridge loans, less the amount of any reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/ Commitment Reductions” below (the “Bridge Loans”).

Availability:	One drawing may be made under the Bridge Facility on the Closing Date.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.

Closing Date:	The date on or before the Commitment Termination Date on which the borrowing under the Bridge Facility is made and the Acquisition is consummated (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, as follows:

Annex B-1

(a) at the Base Rate plus the Applicable Margin; or

(b) at the reserve adjusted Eurodollar Rate plus the Applicable Margin.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

“Applicable Margin” means a percentage per annum determined in accordance with the pricing grid attached hereto as Schedule I (the “Pricing Grid”).

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Commitment Fees:	Commitment fees equal to a rate per annum determined in accordance with the Pricing Grid (the “Commitment Fee Rate”) times the daily average undrawn Commitments will accrue during the period commencing on the later of (i) the date of execution of the Bridge Loan Agreement and (ii) the date that is 30 days following the date of the Commitment Letter, and ending on the date of termination of the Commitments, payable to the Lenders quarterly in arrears and upon the termination of the Commitments.

Annex B-2

Duration Fees:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Voluntary Prepayments/ Commitment Reductions:	The Bridge Facility may be voluntarily prepaid and the Commitments thereunder may be reduced by the Borrower, in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments/ Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the Commitments of the Lenders, pursuant to the Commitment Letter and the Bridge Loan Agreement, shall be automatically and permanently reduced by such amounts) as set forth below:

(a) 100% of the net cash proceeds (including into escrow) of any sale or issuance of debt securities or any incurrence or borrowing (except as described in clause (b) below) of other indebtedness for borrowed money (other than Excluded Debt (as defined below)), or issuance of any equity securities or equity-linked securities (other than the Equity Consideration and any such issuances pursuant to (i) bond hedging programs and (ii) employee stock plans or other benefit or employee incentive arrangements), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries;

(b) (i) 100% of the committed amount or (without duplication) (ii) 100% of the net cash proceeds of loans under any term loan facility or similar agreement (a “Term Facility”) in connection with financing the Transactions (but in the case of clause (i) only to the extent that the conditions to availability thereunder are no more restrictive than the conditions to availability of the Bridge Facility); and

(c) 100% of the net cash proceeds (including cash equivalents) actually received of any sale or other disposition (including as a result of casualty or condemnation) of any assets outside the ordinary course of business on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries (excluding the Acquired Business prior to the Acquisition), except for (i) sales or other dispositions

Annex B-3

between or among the Borrower and its subsidiaries and (ii) sales or other dispositions, the net cash proceeds of which do not exceed $20 million in any single transaction or related series of transactions or $250 million in the aggregate, in each case, to the extent not reinvested in the business or committed to be reinvested in the business within 6 months (provided if so committed, such reinvestment shall in any case occur within 227 days of receipt).

For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or its subsidiaries, (ii) credit extensions under the Borrower’s existing Five Year Credit Agreement, dated as of May 28, 2012, by and among the Borrower, Citibank, N.A., as administrative agent, and the other lenders party thereto from time to time (as amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) and other existing credit facilities of the Borrower and its subsidiaries, in each case up to the existing commitments thereunder as in effect on the date of the Commitment Letter, and any refinancings thereof; provided, that the aggregate commitments thereunder shall not be increased, (iii) any indebtedness permitted to be incurred by the Acquired Business after the date hereof but prior to the Closing Date under the Acquisition Agreement, (iv) issuances under short-term commercial paper programs, (v) bilateral working capital or overdraft facilities and capital leases, letters of credit and purchase money and equipment financings, in each case, in the ordinary course and (vi) other indebtedness (except the Notes Offering) in an aggregate principal amount up to $500 million.

Mandatory prepayments of the Bridge Loans may not be reborrowed.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments with respect to the Bridge Facility as set forth above shall be allocated among the Lenders on a pro rata basis (or, as between Lenders that are affiliated with each other, allocated between them as they and the Arranger may otherwise determine).

Documentation Principles:	The Loan Documents will be based upon the Existing Credit Agreement and only with modifications consistent with this Annex B (including this paragraph) (as may be modified in accordance with the flex provisions of the Fee Letter) or that are otherwise mutually and reasonably agreed by the Borrower and the Arranger. The Loan Documents will contain only those representations and warranties, affirmative, negative and financial covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Annex B. For purposes hereof, the words “based upon” the Existing Credit Agreement and words of similar import mean substantially the same as the Existing Credit Agreement with modifications only (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter (including the nature of the Bridge Facility as a bridge facility), (b) to reflect any changes in law or accounting standards (or in the

Annex B-4

interpretation thereof) since the date of the Existing Credit Agreement as reasonably agreed by the Borrower and the Administrative Agent, (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed between the Borrower and the Administrative Agent, (d) as may be reasonably requested by the Arranger in light of the Borrower’s credit ratings and leverage after giving effect to the Transactions; provided, that the representations and warranties, covenants and events of default will not (i) be more restrictive in any material respect than those contained in the Existing Credit Agreement except as otherwise set forth herein, or as reasonably and mutually agreed to by the Arranger and the Borrower or (ii) impose any additional conditions on the availability of the Bridge Facility and (e) if there is any refinancing, restatement or other amendment to the Existing Credit Agreement (an “Amended Credit Agreement”), to include (i) any representation and warranty, covenant or event of default in such Amended Credit Agreement that is more restrictive than the corresponding provisions in the Existing Credit Agreement or (ii) any additional provision included in such Amended Credit Agreement.

Representations and Warranties:	The Bridge Loan Agreement will include only the following representations and warranties with respect to the Borrower and its subsidiaries, which (except as set forth below) shall be based upon the representations and warranties set forth in the Existing Credit Agreement taking into account the Documentation Principles, to be made on the date of the Bridge Loan Agreement and the Closing Date: organization powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; litigation; accuracy of information; investment company status; margin stock; taxes; and ERISA; provided, that the Bridge Loan Agreement will also include the following representations and warranties which are not contained in the Existing Credit Agreement: solvency; compliance with laws; and compliance with OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws.

Covenants:	The Bridge Loan Agreement will include only the following financial, affirmative and negative covenants with respect to the Borrower and its subsidiaries, which (except as set forth below) shall be based upon to the financial, affirmative and negative covenants set forth in the Existing Credit Agreement taking into account the Documentation Principles:

- financial covenant:	(i) ratio of the Borrower’s consolidated EBITDA to Interest Expense as of the last day of each fiscal quarter of not less than 5.00:1.00 (with EBITDA and Interest Expense as defined in the Existing Credit Agreement; provided, that the Bridge Loan Agreement will include the following additional add backs to the definition of EBITDA: (a) stock-based compensation expense, (b) cash charges related to the Transactions, including related integration costs of the Borrower and its subsidiaries, and (c) severance and retention costs); and

Annex B-5

(ii) ratio of the Borrower’s Indebtedness (to be defined in the Bridge Loan Agreement) to EBITDA as of the last day of each fiscal quarter following the Closing Date not to exceed 4.75:1.00 (provided, that the Leverage Ratio will be calculated on a pro forma basis giving effect to the Acquisition and any other material transactions);

-affirmative covenants:	financial statements; notices of material events; existence; payment of obligations; maintenance of properties; insurance; books and records; inspection rights; compliance with laws; and use of proceeds; provided, that the Bridge Loan Agreement will require that audited financial statements be delivered with an auditor’s report and opinion prepared in accordance with the standards of the Public Company Accounting Oversight Board and not subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit; and

-negative covenants:	liens; transactions with affiliates; consolidation, merger or other fundamental changes; and change in nature of business.

Events of Default:	The Bridge Loan Agreement will include only the following events of default (and, as appropriate, grace periods) with respect to the Borrower and its subsidiaries, which shall be similar to the events of default (and grace periods) set forth in the Existing Credit Agreement taking into account the Documentation Principles: failure to make payments when due; breach of representations and warranties; breach of covenants; other breaches; failure to make payments when due with respect to other material indebtedness; cross-acceleration as to other material indebtedness; involuntary bankruptcy, appointment of receiver, voluntary bankruptcy, etc.; inability or failure to pay debts as they become due; judgments; ERISA liabilities; and change of control; provided, that the Bridge Loan Agreement will include the following event of default which is not contained in the Existing Credit Agreement: cross default with respect to indebtedness in excess of $200.0 million in the aggregate and invalidity of loan documents.

Conditions Precedent to Closing and Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex C attached to the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective shares of the Bridge Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which are reasonably acceptable to (a) the Administrative Agent and (b) except (i) where such consent is not required pursuant to the syndication provisions of the Commitment Letter or (ii) when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that,

Annex B-6

assignments made to a Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Requisite Lenders”); provided that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment, (d) certain pro rata sharing provisions, (e) the definition of Requisite Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement, (f) the amendment provisions included in the Bridge Loan Agreement or (g) the release of the Guaranty, if any.

Yield Protection:	The Bridge Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Bridge Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Annex B-7

Indemnity:	The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) (x) the gross negligence, bad faith or willful misconduct of such indemnified party, or material breach of the Loan Documents by such indemnified party or (b) arising from disputes among such indemnified parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates) (provided, that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

Governing Law and Jurisdiction:	The Bridge Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents; provided that the laws of the State of Delaware will govern (i) whether a Target Material Adverse Effect has occurred, (ii) compliance with any Acquisition Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

Counsel to the Arranger and Administrative Agent:	Weil, Gotshal & Manges LLP

Annex B-8

Schedule I

Pricing Grid

Borrower’s Rating Level Period (Moody’s or S&P)		Applicable Margin
	Commitment Fee Rate	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
		Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Level 1 Period	10 bps	0 bps	100 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps
Level 2 Period	15 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps
Level 3 Period	17.5 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps
Level 4 Period	20 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
Level 5 Period	25 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps

For purposes of the forgoing, (a) if only one of Moody’s and S&P shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody’s and S&P with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more than one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

As used herein:

“Rated Securities” means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Rating Level Change” means a change in the rating of the Rated Securities by either or both of Moody’s or S&P (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody’s or S&P, as the case may be.

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Rated Securities are rated better than or equal to A3 by Moody’s or better than or equal to A- by S&P.

“Level 2 Period” means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to Baa1 by Moody’s or better than or equal to BBB+ by S&P.

“Level 3 Period” means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to Baa2 by Moody’s or better than or equal to BBB by S&P.

“Level 4 Period” means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to Baa3 by Moody’s or better than or equal to BBB- by S&P.

“Level 5 Period” means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period, and shall include each period during which both Moody’s and S&P shall not have in effect a rating for the Rated Securities (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

Schedule I-2

ANNEX C

Project Griffin

Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	Concurrent Transactions. The terms of the Acquisition Agreement will be reasonably satisfactory to the Arranger (it being agreed that the execution version of the Acquisition Agreement dated October 5, 2014, including all exhibits, schedules, annexes and other attachments thereto, provided to the Arranger prior to its execution of the Commitment Letter is reasonably satisfactory to the Arranger) and the Acquisition shall have been (or, substantially contemporaneously with the borrowing under the Bridge Facility, shall be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto agreed to by the Borrower or Merger Sub that in each case are materially adverse to the interests of the Lenders, the Commitment Parties or the Arranger, unless the Arranger shall have provided its written consent thereto (it being understood that any change in the purchase consideration of less than 10% in respect of the Acquisition will be deemed not to be materially adverse to the Lenders, the Commitment Parties and the Arranger; provided, that any reduction of the purchase consideration shall be allocated to a pro rata reduction in any amounts to be funded under the Bridge Facility and the Equity Consideration (such pro rata reduction to be determined based on the relative percentages of the Bridge Facility and the Equity Consideration on the date hereof)).

2.

No Material Adverse Effect. Except (a) as disclosed in the Company SEC Documents publicly filed or furnished by the Target with the SEC between July 1, 2011 and the date that is one Business Day prior to the date hereof (the “Specified Company SEC Documents”); provided, that (i) any information contained in any part of any Specified Company SEC Document shall only be deemed to be an exception for the purposes hereof if the relevance of such item as an exception is reasonably apparent on its face and (ii) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive or forward looking in nature that are included in any part of any Specified Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, this paragraph or (b) as set forth in the Company Disclosure Letter (as provided to the Arranger prior to its execution hereof), since June 30, 2014, there has not been any effect, change, condition, fact, development, occurrence or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect (as defined below). “Target Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Target and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any foreign jurisdiction, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Target operates except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (iv) any failure by the Target and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (it being understood that this clause (iv) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect), (v) changes or proposed changes in Law or authoritative interpretation thereof, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (vi) changes in GAAP or authoritative interpretation thereof, (vii) the taking of any specific action expressly required or expressly permitted by, or the failure to take any specific action expressly prohibited by the Acquisition Agreement, (viii) any change in the market price or trading volume of the Target’s securities or in its credit ratings (it being understood that this clause (viii) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect, (ix) the execution, announcement or performance of the Acquisition Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and (x) any public disclosure by Parent regarding its plans with respect to the conduct of the Target’s business following Closing and any action or communication by Parent with respect to or to the Company’s employees. In this paragraph 2 (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on the date hereof and (ii) each capitalized term which is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement.

3.	Financial Statements. The Arranger shall have received (i) audited financial statements of each of the Borrower and the Acquired Business for each of their respective three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of each of the Borrower and the Acquired Business for any quarterly (other than the fourth fiscal quarter) interim period or periods ended after the date of their respective most recently audited financial statements (and corresponding periods of any prior year), and more than 40 calendar days prior to the Closing Date; (iii) customary pro forma financial statements, in each case meeting the requirements of Regulations S-X under the Securities Act but in each case only to the extent the Borrower will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. The Arranger hereby acknowledges that the Borrower’s or the Acquired Business’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this paragraph.

Annex C-2

4.	Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date.

5.	Customary Closing Documents. The Borrower shall have complied with the following customary closing conditions: (i) the delivery of customary legal opinions from counsel acceptable to the Arranger, customary corporate records and documents from public officials, customary officer’s certificates, customary evidence of authority and a customary borrowing notice, in each case in form and substance reasonably satisfactory to the Arranger and (ii) delivery of a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I demonstrating pro forma solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date. The Arranger will have received at least 3 business days prior to the Closing Date all documentation and other information regarding the Borrower and guarantor required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested at least 10 business days prior to the Closing Date.

6.	Accuracy of Representations/No Default. At the time of and upon giving effect to the borrowing of the Bridge Loans on the Closing Date, (i) the Acquisition Representations and the Specified Representations shall be true and correct, in all material respects (except to the extent already qualified by materiality or material adverse effect) and (ii) there shall not exist any default or event of default, in each case, relating to (a) a breach of the affirmative covenants with respect to existence or use of proceeds, (b) a breach of the negative covenants with respect to liens or consolidation, merger or other fundamental changes, (c) bankruptcy or insolvency, (d) non-payment of principal, interest or fees, or (e) cross-payment default with respect to indebtedness in excess of $200.0 million in the aggregate.

7.	Prior Marketing of Notes. The Borrower shall have delivered a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (“Offering Document”) suitable for use in a customary “road show” and which will be in a form that will enable the independent registered public accountants of the Borrower and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”). The Financial Institutions shall have been afforded a period of at least 15-business days ending prior to the Closing Date to seek to place the Notes following the first date upon which the Offering Document has been delivered to the Arranger, during which time the Borrower shall have made available reasonably appropriate senior management and representatives of the Borrower to participate in a road show and, if requested by the Arranger, such senior management and representatives shall participate in such road show; provided, that such period shall (x) exclude the period from and including November 26, 2014 through and including November 30, 2014 and (y) either conclude on or prior to December 19, 2014 or commence no earlier than January 5, 2015.

Annex C-3

SCHEDULE I

Project Griffin

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

BECTON, DICKINSON AND COMPANY

AND ITS SUBSIDIARIES

Pursuant to Section [—] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Becton, Dickinson and Company (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

Schedule I-2